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EDITED TRANSCRIPT

SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

EVENT DATE/TIME: AUGUST 30, 2018 / 9:00PM GMT

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

CORPORATE PARTICIPANTS

Elizabeth A. Sharp American Outdoor Brands Corporation - VP of IR

Jeffrey D. Buchanan American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

P. James Debney American Outdoor Brands Corporation - President, CEO & Director

CONFERENCE CALL PARTICIPANTS

Cai Von Rumohr Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

James Lloyd Hardiman Wedbush Securities Inc., Research Division - MD of Equity Research

Ronald Cunningham Bookbinder IFS Securities, Inc., Research Division - Analyst

Scott Lewis Stember CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Steven Lee Dyer Craig-Hallum Capital Group LLC, Research Division - Managing Partner & Senior Research Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the First Quarter 2019 American Outdoor Brands Corporation Earnings Conference Call. (Operator Instructions) As a reminder, this call is being recorded. I would now look to introduce your host for today’s conference, Liz Sharp, Vice President, Investor Relations. Ma’am, you may begin.

Elizabeth A. Sharp - American Outdoor Brands Corporation - VP of IR

Thank you and good afternoon. Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding revenue; earnings per share; non-GAAP earnings per share; net debt to adjusted EBITDAS ratio; fully diluted share count and tax rate for future periods; our product development, focus, objectives, strategies and vision; our strategic evolution and organizational development; our market share and market demand for our product; market and inventory conditions related to our products and in our industry in general; and growth opportunities and trends. Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K and 10-Q. You can find those documents as well as a replay of this call on our website at aob.com.

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements. Our actual results could differ materially from our statements today.

I have a few items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures on this call. Our non-GAAP results and guidance exclude acquisition-related costs, including amortization, onetime transition costs, a change in contingent consideration liability, fair value inventory step-up and the tax effect related to all of those adjustments. The reconciliations of GAAP financial measures to non-GAAP financial measures, whether or not they are discussed on today’s call, can be found in today’s Form 8-K filing as well as today’s earnings press release, which are posted on our website or will be discussed on the call.

Also, when we reference EPS, we are always referencing diluted EPS. For detailed information on our results, please refer to our annual report on Form 10-K for the year ended April 30, 2018.

I will now turn the call over to James Debney, President and CEO.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

P. James Debney - American Outdoor Brands Corporation—President, CEO & Director

Thank you, Liz. Good afternoon and thanks, everyone, for joining us. With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance as well as our guidance for the second quarter.

We are pleased with our operational and financial results for the first quarter. Our increased profitability was driven by consumer preference for our new products, reduced promotions versus the prior year and solid progress on a number of our expense-reduction initiatives.

In our Firearms segment, we introduced several new products and extensions under the Performance Center, M&P and Thompson/Center brands. New products, which we define as products launched within the past 12 months, represented 28.5% of our firearm revenue and included strong sales of our M&P Shield 380 EZ pistol, which we launched in February. That pistol has been extremely well received by our consumers and continues to gain momentum.

Our Outdoor Products & Accessories segment generated approximately 25% of our total revenue in the quarter, and Crimson Trace further expanded its product offerings in this segment with the launch of several new rail mounted lights.

Lastly, we achieved several milestones in the development of our new Logistics & Customer Services can facility in Missouri, a strategic initiative that will ultimately allow us to lower our costs and better serve our customers. With that, let me provide some details from the quarter.

Adjusted net result measure the background checks conducted by license firearm retailers when a consumer purchases at least one firearm. The number of background checks is generally considered to be the best available proxy for consumer demand. We follow this metric for the same reason, even though it’s important to note that we do not sell directly to consumers. We only sell to law enforcement agencies and federally licensed firearm wholesalers and retailers.

That said, in Q1, background checks for long guns decreased 11.5% year-over-year, while our unit shipped to distributors and retailers increased 37.8%. For the same period, background checks for handguns declined 12.6% year-over-year, while our unit shipped to distributors and retailers declined 21.9%. Our handgun unit declined relative to NICS comes at absolutely no surprise to us because it is due primarily to the anniversary of our extremely successful M&P SHIELD promotion last year, which drove significant volumes and created extraordinarily challenging comps in the current year. As a reminder, that SHIELD promotion last year was extremely strategic, designed to clear the channels existing Shield 1.0 inventory in order to make way for incoming new Shield 2.0. We achieve that objective.

As expected, distributor inventory of our firearms increased to a total of 145,000 units at the end of Q1 versus 98,000 units at the end of Q4. This increase was driven primarily by the seasonal decrease in sales velocity in the channel during the summer months as well as planned inventory buildup leading into the fall hunting and holiday shopping seasons. Since the end of Q1, distributor inventories have come down, although our current week of sales of distribution remain above our 8-week threshold.

Our internal inventories also increased sequentially from Q4 to Q1 for the same reasons I just outlined. In addition, our internal inventory build supported new product launches, as well as incremental inventory to reduce the risk of negatively impacting customer service levels as we prepare to ramp on new Missouri facility beginning in November.

Turning to new products. Innovation to support our organic growth strategy remains the highest priority across our entire business. Within each of our divisions, creative new product development teams focused on innovating for the consumer to meet their needs, wants and desires. As a result, we launched several new products and product extensions in Q1. In our Firearms segment, we introduced the following products: The Performance Center SW22 Victory, a pistol dot designed specifically for the avid target shooter; the Model 19, a revolver first produced in 1955 and now back in production after 20 years off the market. The Model 19 now comes in a classic and concealed carry version from the Performance Center; the Performance Center T/C long-range rifle, a rifle built for precision long-range shooting available in .243, .308 and 6.5 Creedmoor; the Thompson/Center T/CR22, a rimfire .22 rifle suitable for hunters, plinkers or novices and includes many high-end features; and the M&P45 SHIELD M2.0 with integrated laser, a member of the popular M&P SHIELD pistol family, now available with an integrated Crimson Trace laser site for an out-of-the-box personal protection package.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

Our Outdoor Products & Accessories segment delivered a 14.5% year-over-year increase in revenue for Q1, comprised of strong organic growth of 10.7% with the balance coming from a Bubba Blade acquisition. In the Outdoor Products & Accessories segment, which includes our Electro-Optics business, we launched the Rail Master, a universal tactical light for rail-equipped firearms; and 2 powerful rail-mounted tactical lights that provide 500 and 900 lumens of white light, respectively.

We initiated 2 successful promotional programs later in the quarter for the fall and holiday shopping seasons that we call bundled programs. These programs demonstrate how our new divisions within the company work to support our Firearms division. We bundled our firearms with a variety of accessories into unique packages that are made possible by the wide variety of products we offer across our shooting, hunting and rugged Outdoor business. This is a great example of our long-term strategy in action where our unique ability to package our leading brands into bundles enhances our ability to provide great value for our consumers and gives us the opportunity to capture incremental sales in firearms. Both bundles were extremely well received and allowed us to book new orders that greatly exceeded our expectations. Typically, these packages won’t generate revenue until Q2.

Now let me provide an update on our progress toward completing our new logistics facility in Missouri. This is our long-term objective that we announced just over a year ago, which will ultimately allow us to better serve our customer. We’re investing substantial resources into this new facility and its systems are an evolutionary step toward improving our efficiency, speeding up our integration of future acquisitions and achieving our long-term strategy to better serve our wholesalers, retailers and consumers. Let me provide some examples of a few near-term benefits.

In fiscal 2020, we will fully integrate UST, a camping and survival accessories business we acquired in 2016. And that will provide us substantial cost synergies as we close the Florida location. We will save on facility costs by consolidating our existing Outdoor Products & Accessories division, which is currently located in a separate Missouri facility that we plan to close. The centralized U.S. location of the facility will allow us to achieve greater efficiencies in our logistics and supply chain, with finished goods coming from offshore arrive in one location, allowing us to minimize freight expense and optimize unloading and handling. We will also lower our outbound freight costs by leveraging this favorable geographic location and consolidating customer shipments.

With all of our product stored in one location, we will be better able to manage our finished goods inventories. We will also have the ability to more efficiently create the type of bundled packages that I described earlier in the call, which is so popular with customers and consumers alike.

And lastly, the new facility will allow for centralized order management, thereby making it easier for our customers to do business with us. This is by no means an exhaustive list of benefits, but it gives you a good idea of some of the efficiencies and improvements we’re targeting in the near term. At this stage, the building is essentially complete, the installation of the material handling equipment is well underway, and we are on pace to start transitioning our Firearms business in Q3 of this fiscal year. I look forward to giving you an update in December when I share our next milestone achievements.

Now turning to our outlook. Although the consumer market for firearms remain somewhat uncertain based on recent mixed results, we are excited about our achievements and future opportunities, some of which I discussed on today’s call. As a result, we are raising our guidance for the current fiscal year.

With that, I’ll ask Jeff to provide more details on our financial results and on our guidance. Jeff?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Thanks, James. Revenue for the quarter was $138.8 million, an increase of 7.6% from the prior year. Revenue from our Firearms segment was $105.2 million, an increase of 5.9% and revenue from our Outdoor Products & Accessories segment was $37.3 million, an increase of 14.5%, intercompany eliminations were $3.7 million.

In Q1, the total company gross margin was 37.8% compared to 31.5% in the prior year. Firearms gross margin was 35% and the Outdoor products gross margin was 46.1%. Although both segments delivered improved gross margins, the total company gross margin increase was driven mainly by the Firearms segment, which benefited from lower manufacturing spending and promotional costs.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

In the quarter, GAAP operating expenses were $38.9 million compared to $43.8 million in Q1 of last year. On a non-GAAP basis, operating expenses were $33.5 million as compared to $37.4 million in the prior year, a reduction of more than 10%. Expenses were lower because of reductions in compensation expense, professional fees and marketing costs. Note, however, that we do not expect that operating expenses will be at this unusually low level throughout the rest of the year.

For the first quarter, EPS came in at $0.14 as compared with a $0.04 EPS loss last year. Our non-GAAP EPS, which excludes amortization related to prior acquisitions was $0.21 as compared with $0.02 in the year-ago quarter. As expected, our EPS this quarter was positively impacted by $0.03 due to the required adoption of ASC 606, a revenue recognition accounting standard which is described in detail in our 10-Q. Adjusted EBITDAS in the first quarter was $28.4 million for a 20.4% EBITDAS margin, significant improvement over the 10% margin for Q1 of last year.

Now turning to the balance sheet. In Q1, operating cash flow was $10.6 million; CapEx, including expenditures for our logistics facility in Missouri, was $6.9 million. Thus, our free cash flow was about $3.5 million as compared with negative free cash flow of 39 point — of $3 million in Q1 of the prior year. This is a good result, given that cash flow in this quarter is typically neutral to negative.

In fiscal ‘19, we expect to spend $50 million in CapEx, about half of which relates to the new facility in Missouri and remaining half of which is for new products, IT and maintenance. That CapEx number does not include an additional $47 million for the Missouri facility that will be financed through capital lease construction. Thus, the total cost of the logistics facility will be about $75 million. Taken into account the benefits mentioned earlier by James, our DCF return on that investment is expected to be at least 10% and likely much higher.

During the quarter, we increased our internal inventory levels as we usually do during the summer months when the retail sales cycle is at a low point in Firearms. Looking forward to the remainder of this fiscal year, inventory will probably continue to grow as we are planning to maintain safety and buffer stock, which will be important as we begin to transition to our new logistics facility later this year.

During Q1, we paid down $25 million on our line of credit, taking that balance down to 0. So at the end of Q1, our balance sheet remains strong with approximately $25.2 million of cash and $135.9 million of total net debt as compared with nearly $200 million of net debt at the end of the comparable quarter last year. We have an available unused $350 million line of credit, which is expandable to $500 million.

So now, we’ll discuss our guidance, which we are revising upward. Based on the sales success of our bundled programs and the Shield 380 EZ, we now expect Q2 revenue to be in the range of $150 million to $160 million. At that revenue range, we expect GAAP EPS of between $0.04 and $0.08 and non-GAAP EPS of between $0.11 and $0.15. For our full fiscal ‘19, we now expect revenue to be in the range of $620 million to $630 million. And in that revenue range, we expect full year GAAP EPS of between $0.32 and $0.36, and non-GAAP EPS of between $0.62 and $0.66.

Regarding pacing, during the remainder of the fiscal year, please note the following: First, the revenue in our third quarter is typically about the same as revenue in our second quarter; second, we expect the gross margin in the second and third quarters to be a bit lower than Q1 as we are planning for the typical seasonal uptick in fall and holiday promotions; and third, we expect operating expenses to be higher for the remaining of the fiscal year and that operating expenses for our full fiscal ‘19 will come in about 10% higher than operating expenses for the full fiscal ‘18. The increase reflects the fact that we have to ramp the Missouri logistics facility before we can harvest the cost benefits of that facility that James outlined. It also reflects increased costs in R&D sales and marketing and incentive compensation. Both our quarterly and full year fiscal numbers are non-GAAP EPS excludes amortization and costs related to any acquisitions. All these estimates are based on our current fully diluted share count of 55 million shares and a tax rate for the full fiscal year of approximately 30%. James?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Thank you, Jeff. Before we open the call up for questions from analysts, I’d like to address our stockholders about our upcoming annual meeting on September 25 and the proxy vote, which is available now.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

As a stockholder, you recently received our annual proxy and voting materials. Your vote is always very important and especially important this year. In addition to our routine items, this year, we are required to include a stockholder proposal requesting that we issue a so-called gun safety report, addressing several topics, which I won’t detail here, but which I encourage you to read in our proxy. Our management team and our Board of Directors believe you should vote against the stockholder proposal for several reasons, which we also detailed in the proxy.

Chief among them is the fact that even if such report was feasible, which it is not, it will do absolutely nothing to make our community safer. We find it curious that the proponents of this proposal overlooks our long-standing call for and involvement in actions that truly have meaningful impact, such as greater vigilance in enforcing the laws and criminal penalties on the books and the need to meaningfully address the role that mental illness plays in senseless violence. We outline many of these initiatives, such as FixNICS, Project ChildSafe and suicide prevention in the annual report you received recently.

In contrast, the proponents efforts appear to be more about their anti-gun agenda versus addressing the problem they claim to be concerned about. The proponent is part of a special interest group with an anti-firearms agenda, and they are misusing the proxy process to advance of their own political agenda and anti-firearms narrative at the expense of our company, our employees and our stockholders. Unlike a bona fide investor, this proponent purchased just 200 shares, the bare minimum needed under SEC rules to place an item on the proxy, with the sole objective to push an anti-firearms agenda designed to harm our company, disrupt the lawful sale of our products and destroy stockholder value. This proponent will gladly sacrifice its investment and yours to achieve its political objective.

As reported in the Institutional Investor magazine earlier this month, organizations like those represented by the proponent began purchasing shares of firearm manufacturers and retailers solely to become activists, not because they thought these companies were good investment. This admission comes directly from Colleen Scanlon, the Chief Advocacy Officer of Catholic Health Initiatives, one of the cosponsors of the proposal in our proxy. As sizable and bona fide stockholders ourselves, we do not believe that our investment or yours should be negatively impacted by a politically motivated stockholder that represents literally 4/10,000th of 1% of our stock. Let me repeat that, their proponent holds 4/10,000th of 1% of our stock and has zero interest in generating a return on their investment. We do believe in the second amendment rights of Americans. We also believe in our legislative process, and we believe the issues relating to those rights should be debated and decided in our legislatures, not anyone’s Annual Meeting of Stockholders. For these reasons, we strongly recommend a vote against the proponent’s proposal.

With that operator, please open up the call for questions from our analysts.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Your first question comes from James Hardiman with Wedbush Securities.

James Lloyd Hardiman - Wedbush Securities Inc., Research Division - MD of Equity Research

So I want to talk about the guidance a little bit. Looks pretty encouraging, I guess, most of notably, we get what happened in the first quarter, you beat by $0.09, which you actually raised by 19. Maybe talk a little bit about what gives you more confidence on the balance of the year? And is the majority of that, whatever the extra $0.10, is that primarily 2Q? Or is there — how are you thinking about sort of the incremental upside versus your previous plan?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

I think the incremental upside is like sort of on a pro-rata basis based on the sales of the top line. What gives us the confidence to raise the number is our order book and the unexpected or I would say, the success that we had with our bundled promotions, which definitely over achieved what we were planning for as well as the 380 EZ Shield pistol, which although we introduced it in February, it had kind of a slow start and has really become a very popular item. Those 2 things alone have helped us with quite a bit of confidence in Q2 and Q3. And then beyond that, we’re just — I’m charting the typical firearms cycle that occurs in our company with the highest sales occurring in Q4.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

James Lloyd Hardiman - Wedbush Securities Inc., Research Division - MD of Equity Research

Got it. That’s really helpful. And then just secondly from me on the fourth quarter call and afterwards, there was a lot of discussion probably over discussion about the seasonality of gross margins with 1Q and 4Q, 2% to 4% better than 2Q and 3Q, it sounds like the language is a little bit different this time around, maybe less quantification but the 1Q gross margin is actually better than, I think, you expected a couple of months ago. So should we be comparing, I guess, first, should we be comparing 2Q and 3Q to how you thought the first quarter was going to shake out or how would actually shake out which would be a positive sign. Go ahead...

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes. I don’t think we really identified exactly where Q2 and Q3 gross margins are going to be, although I gave a lot of insight on OpEx and the bottom line. So you should be able to back into it. But we still are seeing the same — we still expect the same cycle in gross margins that we talked about last quarter, which was higher in Q1 and Q4 and lower in Q2 and Q3. Again, you’re right, the Q1 was a little better than we expected. But when a product that is relatively new does better than you think, then that — they typically have higher gross margins, so that helped. I think the company is also, as a whole, every one of the company has made a very big effort on cost-reduction initiatives. In some of the cost reductions in Q1, you may role over actually as a cost in Q2 and Q3. But in general, as I said, we do expect the gross margin to be down a bit in Q2 and Q3. I think...

James Lloyd Hardiman - Wedbush Securities Inc., Research Division - MD of Equity Research

That makes sense. Yes, go ahead...

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes, I think you got one other question.

James Lloyd Hardiman - Wedbush Securities Inc., Research Division - MD of Equity Research

No, I think you touched on it. I mean, basically, the 2% to 4%, we’re not using that language anymore, is it less dramatic than that — than we previously thought? Or is it similar to how we thought about previously?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

No, I think we just have said the usual, which is I think I said Q2 and Q3 are typically the same. I already gave you the guidance for Q2, so that means you sort of know what the guidance is for Q3 and then you can back in the math on the numbers on Q4 And sorry, go ahead...

James Lloyd Hardiman - Wedbush Securities Inc., Research Division - MD of Equity Research

Okay. I was just going to ask a question about the accounting change that you had and if and how that affected ASP. Obviously, ASP was a big positive for you in the quarter. How should we think about ASP on an apples-to-apples basis? And whether or not the accounting affected gross margin, I can’t remember if that’s going to make much of a difference there.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes. I don’t — the accounting change didn’t make much of a difference on ASPs. The ASP improvement was really driven by the lack of a rebate. In other words, last year, we have the big Shield rebate. And this year, we didn’t and we had — we didn’t have as much promotions, virtually none. So the combination of a lot last year and virtually none this year really helped the ASP.

Operator

Your next question comes from Cai Von Rumohr with Cowen and Company.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

So maybe to go back to the operating expenses. If they’re up 10% year-over-year, and I can appreciate the build as you go into Missouri, how should we think of that build? Because obviously, while you’ve said the gross margin should be comparable Q2 and Q3, how this all sorts out kind of depends on where the op expenses are? So what — how should we — I guess, you’re saying about 185 for the year, how do we kind of get there sequentially?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Well, I agree that the actual results of OpEx is going to depend like when the facility is, in essence, like turned on. I mean, right now, I use this as an example, we’ll have a lot more depreciation and amortization in — as a result of the facility beginning to operate because it’s $75 million facility, that is currently not — that’s currently not being depreciated. As a matter of fact, right now, we’re — our D&A is about $12 million a quarter, it could be up to $18 million by — like run rate by Q4. So yes, I mean, the main impacts on OpEx are the fact that, like I said, we have to run the Missouri logistics facility, to get it up and running without shutting down anything else, and we’re starting up in firearms. And so a lot of the big money like synergies and saving of dollars comes from integrating UST in closing down the older facility in Missouri, so that’s coming second and third. So that does mean in the back half of the year, we’re sort of running double expenses. The other thing is that we’re up in R&D because we think that’s an important place to spend money. Sales are up — some of our sales costs are associated with the sales increase or decrease, and compensation expense is going to be higher because last year, in the back half of the year, we had not accrued any incentive compensation because we were under performing our bonus plan.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Got it. And then tax rate, I think you know you had said 29% for the year. What should we be looking at now?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes. It’s — we are forecasting a 29%, for the rest of the year, this quarter with the new tax law, there’s still ins and outs. So it’s just a little bit higher than that this quarter. So the whole year, it would be probably be between 29% and 30%.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Got it. Okay. And then could you give us — so the CapEx is going to be $50 million. And in addition to that, there’s $47 million of capitalized lease. So it’s total spending of $97 million, is that correct?

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes. And the reason I break it out that way because the $50 million is what we’re spending cash dollars on, okay? And the $47 million is what we’re spending — that we’re, in essence, financing on the building. So the building is really $47 million plus $25 million, which is $72 million, plus the $3 million we spent last year, we have $75 million. But you’re right, on the CapEx line and cash flow, if all goes according to our estimations, we would say $97 million.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

Okay. So the CapEx line I will say, I got it. Okay, I think I understand that. And then lastly, what should we expect the free cash flow should be for the year approximately?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

So we haven’t really, like I said, what it will be — so we typically don’t give a guidance on cash flow. But I mean, I can say this, it’s going to be a little bit worse than it would be if we weren’t doing the Missouri like logistics facility because we are going to have to have buffer stock in reserve inventory in 2 places because we’re moving the biggest chunk of our inventory, which is firearms, and doing that in this fiscal year. So that means we’ll have to spend dollars on inventory in order to create that safety reserve. And of course, we’re spending our CapEx this year without the — like Missouri facility would be a $25 million. So we are investing a lot this year. But again, we had — I expect it would be if you take out those items, I think, I expect it would be in the typical range. And in fact, as I pointed out in Q1, we are positive free cash flow, which is unusual for us, we typically have neutral or negative. So we started off on a positive note.

Cai Von Rumohr - Cowen and Company, LLC, Research Division - MD and Senior Research Analyst

So one last clarification. Your CapEx on the cash flow was $6.9 million in the first quarter. And your capitalized leases went up roughly $12 million. So is it those 2 together, roughly $19 million was the total CapEx spend, is that the way to think about it?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes.

Operator

Your next question comes from Scott Stember with CL King.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Can you maybe just talk about — again, James, you talked about why you raised your guidance? It seems as if you really haven’t changed your view on the market as much, I mean, obviously, with the NICS numbers coming out every month and they’ve been pretty forward. But I guess, specific to what you guys are doing with new products, is that a good way to look at it?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Yes. It’s really a blend that Jeff spoke about earlier, I spoke about in the prepared remarks, we have some great promotional programs, these bundle programs or something relatively new, certainly at this strength, providing great value to customer and consumer alike. So they were way above what we anticipated, and they’re an incredibly cost-effective way for us to run a promotion. I just want to add that and make that clear. So it’s nothing like the cost of running a consumer rebate such as the Shield one that we did a year ago. So it’s very effective. So there were — forward of

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

that, they were much higher than anticipated. The new product pipeline is strong, it’s robust. So obviously, as we go through the year, we get a lot more confidence in that pipeline because the products are nearing the end of the development process. So that’s extremely helpful as well. And we seem to be just performing in what remains, as we said, an uncertain market. And our NICS still we got some difficult comps versus last year. But in the long run, we’re very positive. We believe the market’s going to come back. It’s going to return to growth, maybe slower growth than we’ve seen before. But we think we’re really, really well positioned to take advantage of that, and we can get back to taking market share that actually has a return when you do it. And that’s, as you know, we turned our focus somewhat away from that and focused on profitability. And we’ve clearly demonstrated that in our Q1 results.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it. Okay. And maybe could you just talk about the bundling again? Just give a couple of examples of what you did, of what was successful. And secondarily, I mean, can you just talk about, I know it’s hard to figure out what the profitability would be if you sold each individual product, I guess, the Outdoor product, the attachment to the actual gun. But this is still a promo, right? And this still has — I guess, overall, has an effect on gross margins, correct?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

That’s correct, it does. Yes, it will compress slightly compared to, as I said, a consumer rebate, which is much more costly. But, Scott, I can tell you exactly what the 2 bundled programs are. The first one is with an M&P 1522. So that’s a semiautomatic rimfire rifle .22 caliber. And here, we’re bundling that rifle with a red green dot optic and a very nice carry case for rifle and optic. So it’s great value, looks great and really helps when you put yourself in the shoes of a retailer, they’re trying to offer something different to the consumer. Well, quite clearly here is something that really strongly resonates both being different and in terms of value for the consumer as they shop on a limited budget. And then the second one is handgun, and that is the M&P380 Shield EZ, already incredibly successful. We’re building on top of that success by bundling that with a safe, and it’s a handgun vault. So we’ll actually shift the handgun inside the vault. So downside a little bit of increase in weight there in terms of freight with tremendous upside, again, coming back to the retailer being able to show the consumer something different, and again most importantly, very compelling value proposition to the consumer as well. So — and overall, what a better way to transport a firearm than in a safe and immediately give the consumer a safe to store the firearm in. So very pleased with that.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it. And just from a bigger picture from gross margin perspective, I know that you had said that there really were no promotions going on, but obviously, there were some bundling going on, which created some margin pressure. But from a bigger picture, in this, I guess, political environment that we’re in...

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Scott, we made it clear that the bundling program is really in Q2, not Q1. In other words, the sales beat in profitability, the small beat on the top line in Q1 was mainly because of a product mix and the good sales of the EZ. Okay. So the bundling is what has given us confidence for raising the guidance for Q2.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

Got it. Okay. But my point is in this environment that we’re in right now, what precludes you from getting back to the gross margins that you were putting up in, I guess, during the last surge in ‘15, ‘16, more like ‘16 and ‘17, is it the political environment? Or does it take efficiency improvements from you guys together?

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Well, look, I think there’s a bunch of things that can positively impact the gross margin, including a greater percentage of our sales being related to Outdoor Products & Accessories, which generally has margins in the mid- to upper-40s. We have worked pretty hard on the factory, getting the factory into a position that it is — has cut costs and is doing the better of absorption at these levels. And then like new products, because new products like generally have higher gross margins. And so we’re not backing off our long-term guidance of company-wide like gross margins of 37 to 41, which has been a long-stated goal of the company.

Scott Lewis Stember - CL King & Associates, Inc., Research Division - Senior VP & Senior Research Analyst

All right. And just one last quick one. The long guns did very well in the quarter, outperformed what the market was doing. Can you maybe talk about that? And if you expect that to continue, and if it’s in your guidance?

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Yes, Scott. Obviously, as we look forward and we think about long-gun demand, that’s definitely a key components of our guidance. In terms of long-gun performance, if you just look back, I guess, over the last 3 quarters, it’s been fairly consistent in the amount of revenue that it’s generated, primarily it comes back — our performance comes back to our success with handguns and has really been the core competency of the company for ever since it began in 1852 to be perfectly honest, and that will remain our key focus. We’ll look to slow growth in other areas of long gun, such as hunting, so Thompson/Center bolt action rifles and black powder. But essentially, it is handguns where primarily the growth will come from.

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Yes. And just as a reminder, our handgun sales, we’re about 75% of the total firearm sales. So when you say — so when we say that long guns had a big increase, it’s off of a much lower number. You’re talking just a few million dollars even though it turns into a big percentage.

Operator

Your next question comes from Steve Dyer with Craig-Hallum.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - Managing Partner & Senior Research Analyst

You kind of touched on this a few different ways, but I guess, I’m just trying to square both the gross margin upside in the quarter and going forward. I think you guided well past the halfway point of the quarter, and so I’m guessing, I’m trying to figure out maybe what turned out to be significantly better in the last month or so of the quarter — this quarter. And then I think from our standpoint, really the only incrementals that we’ve seen since your last quarter have been a couple of what I think have been fairly disappointing or soft NICS prints. And I understand you guys don’t track NICS overly closely. But pretty big guidance raise, which is great, but pretty big guidance raise just given that, from where I’m sitting at least, there hasn’t been a lot incrementally positive in the industry. So maybe if you could help us sort of flesh out those 2 things as we go forward?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Sure. I mean, it’s just basically, I think you summarized what we’ve said, which is we think like NICS is, I think in Q1, it probably did even worse than we expected. But — so yes, it’s an uncertain market, but we think we’re doing well in an uncertain market for the things that we’ve talked about. But in general, the beat in the quarter was a combination of we’ll beat the top line by like almost $4 million off the midpoint. You had the good gross margin, so that added to the bottom line. The gross margin was better because of the product mix and the unexpected stronger demand with new products as well as other good product mix things that occurred that we haven’t got into a lot of detail. But just in general, it’s a good product mix. Better-than-expected expense reduction in the gross margin line and definitely in the OpEx line by everybody in the company that

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

we’ve worked hard to try and reduce expenses. Some of the savings, as I mentioned in Q1, now to answer the rest of your question about the rest of the year, some of the savings in Q1 and OpEx are actually going to be spent in Q2, and I talked to — this reference back to the discussion I had with Cai about how I think OpEx is going to go. And top line, it boils down to all the things that the James discussed with respect to how we, as a company, are doing and with the positive reception that we’re getting from consumers.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - Managing Partner & Senior Research Analyst

Okay. And then I think you had talked about maybe over shipping demand kind of adding about — I think you said about 50,000 or so units to the channel this quarter, which is normal seasonally. Would you expect in your second quarter that you will kind of over ship demand again? Or would you expect it to be one for one or maybe even reverse the other way?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

I would say, it’s hard to say because we don’t really look as much at the units in the channel as we — as how many weeks they have. I would say that, in general, if it were a typical year, you would probably put a little bit more into the channel because you’re getting ready for Black Friday and fall hunting season. So it typically is up a bit. But again, the focus is more on how many weeks they have. James, do you...

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Correct. We like to see it around the 8-week threshold in terms of — as a measure of sales loss to — let’s say, versus the absolute number of units of wholesalers are carrying in inventory. So as I said, we’re above the 8 weeks, but totally expected. And our seasonality kicks in, foot traffic returns to the store as we get into some cooler months. We’d expect that number of weeks to drop significantly much closer to the 8-week level.

Steven Lee Dyer - Craig-Hallum Capital Group LLC, Research Division - Managing Partner & Senior Research Analyst

Got it. Okay. Last one from me, and then I’ll pass it along. The balance sheet is in quite a bit better shape just given the cash generation over the last year or so, selling down inventory and so forth. Is that kind of change how you think about capital allocation? The stocks, obviously, come back in some, but does this maybe make you guys more inclined to play offense or no change to the thought there?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

Well, I think — well, I guess, there’s 2 thoughts there. One, yes, it is in better shape. So yes, it is easier to play offense, I presume you mean with respect to acquisitions. But one of the main reasons that we’ve kind of tighten the reins a little bit on acquisitions is really because we’re — as a company, we want to make sure that the Missouri logistics facility is up and running. So it’s really kind of — and 2 things with respect to that. One is everybody put a lot of effort in that. We don’t have a lot of time to spend on doing an acquisition. And two, once that facility is up and running, we’ll actually be able to — we think did better on acquisitions because we can do a quicker integration. I mean, again, just take UST, bought in 2016, not going to be integrated until 2020. If we had the Missouri facility, then we could have done that in 3 months because it wasn’t that — it wasn’t that — it’s not that complicated. We just don’t have any room. So I think for the next several quarters, like never say never because we look at everything that is shown to us. But at this point, we’re trying to focus on the current projects we have at hand.

Operator

(Operator Instructions) Your next question comes from Ronald Bookbinder with IFS Securities.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

Most of my questions have been asked and answered, but there is a new line in the guidance for the transition costs. That is the transition to the Missouri facilities, not?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

That is no. It’s for UST actually, as we begin the transition of moving the Florida facility. So the Missouri operations cost, we’re not going to identify those as onetime expenses. So we’re not going to have adjusted — we’re not going to adjust those out of our GAAP or EBITDAS. So what that is, is we’ve given notice to UST. So we have severance and retention costs, those are all onetime costs.

Ronald Cunningham Bookbinder - IFS Securities, Inc., Research Division - Analyst

Okay. And other acquisitions that you’ve done over the years if you consolidated those inventory, we would expect little onetime costs from that going forward, correct?

Jeffrey D. Buchanan - American Outdoor Brands Corporation - Executive VP, CFO, Chief Administrative Officer & Treasurer

That’s correct. I mean, the biggest one really though is going to be UST because it’s in Florida. So like, for example, in consolidating all the operations in Missouri into the new facility, you’re not letting people go, they’re just going to a different location at the same time. So there won’t be as much but there could be some impairment of assets as you get rid of stuff you don’t need. But in general, it is — the only thing that we haven’t moved, there’s a long ways away as UST and Crimson Trace, the Crimson Trace is a standalone operation in Oregon, with no plans to move that.

Operator

And I am showing no further questions at this time. I’d like to turn the call back over to James Debney, President and CEO, for closing remarks.

P. James Debney - American Outdoor Brands Corporation - President, CEO & Director

Thank you, operator. I want to thank everyone at American Outdoor Brands for a great job in delivering some spectacular results in a difficult market. Thanks, everyone, for joining us, and we look forward to speaking with you next quarter.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you all may disconnect. Everyone, have a great day.

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AUGUST 30, 2018 / 9:00PM, SWHC - Q1 2019 American Outdoor Brands Corp Earnings Call

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